EXHIBIT 11.1


                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
               STATEMENT RE: COMPUTATION OF NET INCOME PER SHARE,
                      BASIC AND DILUTED EARNINGS PER SHARE


                                    ($ in thousands, except per share amounts)


                                                    For the Nine Months Ended     For the Quarter Ended
                                                        September 30, 2001         September 30, 2001
                                                    -------------------------     ---------------------
Net income                                                    $15,151                       $6,482

Net income per common share from continuing
operations-Basic(1)                                           $  0.93                       $ 0.40

Net loss per common share from continuing
operations-Diluted(2)                                         $  0.91                       $ 0.39



(1) The number of common shares used to compute the net income per share above was 16,368,382 for the nine months ended September 30, 2001 and 16,273,761 for the quarter ended September 30, 2001.
(2) The number of common shares used to compute the net income per share above was 16,609,335 for the nine months ended September 30, 2001 and 16,552,512 for the quarter ended September 30, 2001.